Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-208006, 333-208005, 333-202029, 333-193612, 333-187340, 333-182212, and 333-175378) on Form S-8 of Pandora Media, Inc. of our report dated July 2, 2015, with respect to the consolidated balance sheets of Ticketfly, Inc. as of December 31, 2014, and 2013, and the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for each of the years then ended, and our report dated October 17, 2014, with respect to the consolidated balance sheets of Ticketfly Inc. as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive loss, stockholders’ equity and cash flows for each of the years then ended, which reports appear in the Form 8-K/A of Pandora Media Inc. dated January 7, 2016.

/s/ KPMG LLP
San Francisco, California
January 7, 2016